PRESS RELEASE

CAPITAL GOLD ANNOUNCES THAT ANGLOGOLD ASHANTI ELECTS NOT TO EXERCISE BACK-IN AGREEMENT

NEW YORK, July 8, 2008 - Capital Gold (TSX: CGC; OTC Bulletin Board: CGLD) announced today that AngloGold Ashanti (NYSE:AU) has informed Capital Gold that it would not be exercising its one time back-in right to acquire a 51% interest in the El Chanate project, pursuant to the terms of the Stock Purchase Option Agreement dated effective December 15, 2000, between AngloGold and Capital Gold.

Capital Gold’s Chairman Gifford Dieterle said: “This is the best possible outcome for our shareholders and a very important event. We can now move forward immediately on our strategy to develop Capital Gold into a mid-tier gold producer”. Dieterle added, “We are looking to grow the company through acquisition, the development of our own exploration properties and the potential to further expand El Chanate”.

John Brownlie, Capital Gold’s Chief Operating Officer stated: “We have been looking at a number of potential acquisition and purchase targets in northern Mexico since the beginning of the year. These include both late-stage development projects as well as producing mines. Our plan is to effectively use the investment and synergies we have already established in Mexico to develop another low-cost producing gold mine”. Brownlie continued: “Our relationship with Anglo remains on very good terms, and they wish us continued success with El Chanate. Now that the decision is made, we are keeping all of our options open”.

About Capital Gold
Capital Gold Corporation (CGLD: CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora, Mexico. The proven and probable reserve is now 832,000 ounces of gold. Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Jeff Pritchard, VP-Investor Relations	Tel: (212) 344-2785
Capital Gold Corporation	Fax: (212) 344-4537
Email: pritchard@capitalgoldcorp.com

Kelly Cody, Director, Corporate Communications	Tel: (212) 344-2785
Capital Gold Corporation	Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Media Inquiries
Victor Webb/Madlene Olson	Tel: (212) 684-6601
Marston Webb International	Fax: (212) 725-4709
Email: marwebint@cs.com